SPECIAL MEETING OF SHAREHOLDERS PRINCOR LIMITED TERM BOND FUND, INC. HELD SEPTEMBER 16, 1997

1.Election of the Board of Directors.

                            For              Withheld

    Davis                1,589,936             22,272
    Ehrle                1,590,105             22,103
    Ferguson             1,590,105             22,103
    Gilbert              1,590,105             22,103
    Griswell             1,590,105             22,103
    Jones                1,590,105             22,103
    Keller               1,590,105             22,103
    Lukavsky             1,589,838             22,370
    Peebler              1,590,105             22,103

2.Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

          1,594,318             248                 17,642

3.Approval of name change to Principal Limited Term Bond Fund, Inc.

          In Favor            Opposed               Abstain

          1,575,696           17,346                19,166
4.Approval of modification of management agreement.

          In Favor            Opposed               Abstain

          1,576,541           16,234                19,433